BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANTTO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock

1. Name of corporation:

Her Imports

2. The articles have been amended as follows: (provide article numbers, if available)

The Amended and Restated Articles of Incorporation of the Corporation are hereby amended to add the following paragraph as the last paragraph of Section 3:

Pursuant to Section 78.215 of the Nevada Revised Statutes, on the later of (i) the day following the filing of this Certificate of Amendment with the Secretary of State of the State of Nevada or (ii) the date upon which the Company complies with the requirements of the rules under the Securities Exchange Act of 1934 and the Financial Industry Regulatory Authority, the Corporation shall be authorized to issue as dividend to the shareholders of the Corporation as of a record date on such date shares of common stock in the amount of

[AMMENDMENT CONTINUED ON NEXT PAGE]

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 70

4. Effective date and time of filing: (optional)

Date:	Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Amend Profit-After
This form must be accompanied by appropriate fees.	Revised: 1-5-15

The Amended and Restated Articles of Incorporation of Section 3, continued

of one hundred (100) shares of common stock of the Corporation per beneficial owner of common stock of the Corporation. The Board of Directors of the Corporation may define the phrase “beneficial owner” or delegate it to the officers of the Corporation.